Exhibit 4.7

FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

THE PROGRESSIVE CORPORATION

THIS FIRST AMENDMENT, dated as of the seventh day of November, 2006, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Sponsor”),

WITNESSETH

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 2005 with regard to The Progressive Retirement Security Program (the “Plan”), and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof,

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by

(1)	Restating the last paragraph of Section 5(b), as follows

The investment options initially selected by the Named Fiduciary are identified on Schedule “C” attached hereto. Investment options may be added or deleted based on written direction from the Named Fiduciary and such direction shall include a revised list of the Plan’s investment options which reflects the directed changes. The Trustee shall have the right to withhold consent to any investment options directed by the Named Fiduciary based on reasonable administrative considerations. The Trustee may require an amendment of this Agreement prior to the addition of certain types of investment options.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE PROGRESSIVE CORPORATION			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett		By:	/s/	November 16, 2006
	Its authorized signatory	Date		Its authorized signatory	Date